CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Avantair, Inc. and Subsidiaries of our report dated September 24, 2008, on our audits of the consolidated financial statements of Avantair, Inc. and Subsidiaries as of June 30, 2008 and 2007 and for the years then ended, included in its annual report on Form 10-K for the year ended June 30, 2008.

/s/J.H. Cohn LLP

Jericho, NY

October 7, 2008